RCC-TONGGUAN INVESTMENT (CANADA) CO., LTD. 25th Floor, 700 West Georgia Street Vancouver, British Columbia V7Y 1B3

For Immediate Release	August 4, 2010
CRCC-TONGGUAN INVESTMENT (CANADA) CO., LTD. COMPLETES COMPULSORY ACQUISITION AND DELISTS CORRIENTE RESOURCES INC.’S COMMON SHARES
VANCOUVER, BRITISH COLUMBIA, August 4, 2010 — Corriente Resources Inc. (“Corriente”) and CRCC-Tongguan Investment (Canada) Co., Ltd. (the “Offeror”) jointly announce that the Offeror, a wholly-owned direct subsidiary of CRCC-Tongguan Investment Co., Ltd. which is in turn a jointly-owned direct subsidiary of Tongling Nonferrous Metals Group Holdings Co., Ltd. and China Railway Construction Corporation Limited, has completed its compulsory acquisition of 2,443,898 common shares of Corriente (the “Common Shares”) at a price of Cdn.$8.60 in cash per Common Share pursuant to the Notice of Compulsory Acquisition made under section 300 of the Business Corporations Act (British Columbia) and mailed to the holders of Common Shares who did not accept its offer dated February 1, 2010, as amended by the Notice of Extension dated March 25, 2010 and by the Notice of Extension dated April 26, 2010, to purchase all of the issued and outstanding Common Shares of Corriente. On May 31, 2010, the Offeror acquired 76,478,495 Common Shares of Corriente representing approximately 96.9% of the Common Shares of Corriente. As of August 4, 2010, the Offeror owns 78,922,393 Common Shares of Corriente representing 100% of the Common Shares of Corriente.
The Common Shares have ceased to be listed for trading on the Toronto Stock Exchange as of the close of markets on August 4, 2010 and were delisted on the NYSE Amex as of June 21, 2010. Corriente has filed with the applicable securities regulatory authorities in Canada and the U.S. the necessary documentation in order to cease to be a reporting issuer in all such jurisdictions as soon as reasonably practicable.
ABOUT TONGLING, CRCC AND THE OFFEROR
CRCC-Tongguan Investment Co., Ltd. is owned jointly by Tongling Nonferrous Metals Group Holdings Co., Ltd. and China Railway Construction Corporation Limited.
Tongling
Tongling is a state holding enterprise and an integrated mega-size PRC mining conglomerate, primarily engaged in copper mining, mineral processing, smelting & refining and copper products processing, as well as trade, scientific research and design, machine building, construction & installation, shaft & drift construction and other businesses. In 2008, Tongling was ranked No. 22 in China and No. 6 in the world in terms of copper cathode production. One of Tongling’s subsidiaries, listed on the Shenzhen Stock Exchange, has a current market capitalization of over US$4 billion.
CRCC
CRCC is one of the largest integrated construction enterprises in China and in the world. The activities of CRCC comprise construction, survey, design and consultancy, manufacturing, logistics and goods and materials trade, capital investment operations and real estate development, among other things. It has established a leading position in plateau railways, high-speed railways, highways, bridges, tunnels and metropolitan railway engineering design and construction fields in the industry. CRCC businesses cover in China the 31 provinces, autonomous regions, municipalities, the Hong Kong and Macau Special Administrative Regions as well as over 60 foreign countries and regions in the world. CRCC was listed among the Fortune Global 500 companies, ranking No. 252 in 2009, and was included among the Top 225 Global Contractors, ranking No. 4 in 2009. The shares of CRCC are listed on the Hong Kong Stock Exchange and the Shanghai Stock Exchange, with a current market capitalization of over US$16 billion.

RCC-TONGGUAN INVESTMENT (CANADA) CO., LTD. 25th Floor, 700 West Georgia Street Vancouver, British Columbia V7Y 1B3
CRCC-Tongguan
CRCC-Tongguan, incorporated in China on December 10, 2009, is jointly owned by CRCC and Tongling. This is the first strategic partnership ever set up between CRCC and Tongling to jointly develop their global mining initiatives. Its businesses comprise mining investment, technical services of mine development, logistics, trade of mineral products, machinery and equipment, among other things.
For further information or to request a copy of the early warning report to be filed by the
Offeror in connection herewith, please contact Jin Shouhua at (604) 687-0449 or see
Corriente’s web site at www.corriente.com